LOAN SALE AGREEMENT

among

LANDA FINANCING LLC as Seller,

and

McCormick 101, LLC, as Purchaser

Dated as of October 25, 2024,

TABLE OF CONTENTS

SCHEDULES AND EXHIBITS

This Loan Sale Agreement (together with all exhibits, attachments and schedules thereto, and all amendments hereof (the "***Agreement***") is entered into as of October 25, 2024 (the "***Effective Date***") between **Landa Financing LLC** (the "***Seller***") and McCormick 101, LLC (the "***Purchaser***"). Seller desires to sell, from time to time, and Purchaser desires to purchase from Seller, from time to time, on terms and conditions described below, certain mortgage loans, each secured by a mortgage, deed of trust, security deed, or any other instrument which constitutes a lien on investment residential real property, securing among other things payment by a borrower of a promissory note.

The Mortgage Loans (as defined below) shall be sold to Purchaser on a servicing released basis and shall be delivered to Purchaser on dates as provided in the related Bill of Sale (each, a "***Closing Date***").

Seller and Purchaser, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Section 1. Definitions.

1.1 ***Applicable Law***: All provisions of statutes, rules and regulations, interpretations and orders, and regulatory guidance of any Governmental Authority or regulatory agencies applicable to a Person or to the origination, servicing, transfer, securitization or disposition of mortgage loans or any related activity thereto, and all applicable orders and decrees of all courts and arbitrators in proceedings or actions.

1.2 ***Applicable Repurchase Date***: Each date on which Seller shall repurchase any applicable Mortgage Loans if required under the terms of this Agreement by paying Purchaser the applicable Repurchase Price. Such date shall be the next succeeding Closing Date, or, if none, on a date otherwise mutually agreed upon by the Seller and Purchaser which is no later than two (2) business days following expiration of the Cure Period.

1.3 ***Assignment of Mortgage***: With respect to any Mortgage, the assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Purchaser.

1.4 ***Bailee Agreement***: If applicable, a bailee agreement executed in connection with each transaction contemplated by this Agreement, in a form reasonably acceptable to Purchaser and Seller.

1.5 ***Bill of Sale***: That certain bill of sale substantially in the form of **Exhibit A** attached hereto. If any conflict arises between the terms of this Agreement and of a related Bill of Sale, the terms of the related Bill of Sale shall control.

1.6 ***Business Day***: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions in the State of New York or Maryland are authorized or obligated by law or executive order to be closed.

1.7 ***Cut-Off Date***: The Cut-off Date set forth in Schedule 1 to the related Bill of Sale.

1.8 ***Cut-Off Date Principal Balance***: As defined in Section 2.1 hereof.

1.9 ***Escrow Balance***: The positive balance of funds, if any, held by or on behalf of any Seller pursuant to the Mortgage Loan for impounds for taxes and insurance premiums, interest and servicing fees.

1.10 ***Governmental Authority***: Any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or regulatory oversight.

1.11 ***Mortgage:*** With respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note, including any rider incorporated by reference therein, which creates a first lien on an

unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

1.12 ***Mortgage File***: The items pertaining to a particular Mortgage Loan referred to in **Exhibit C** annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

1.13 ***Mortgage Loan***: Each individual mortgage loan sold by the Seller and purchased by Purchaser on a Closing Date, which includes without limitation the Mortgage File, and, on or after such Closing Date, interest payments, principal payments, principal prepayments, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, including the related Servicing Rights. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loan(s) constituting a Mortgage Loan Package.

1.14 ***Mortgage Loan Documents or Loan Documents***: The contents of the Mortgage File specified on **Exhibit C**, required to be delivered to the Purchaser or its designee pursuant to Section 3.5 with respect to any Mortgage Loan and any additional mortgage documents pertaining to such Mortgage Loan that are customarily maintained in connection with the origination of such Mortgage Loan.

1.15 ***Mortgage Loan Package***: The pool of Mortgage Loans (which may be a single Mortgage Loan), purchased by Purchaser from Seller on a particular Closing Date, as described in the Mortgage Loan Schedule annexed to the related Bill of Sale.

1.16 ***Mortgage Loan Schedule***: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans prepared for the related Closing Date, such schedule setting forth each of the applicable Mortgage Loan Schedule Data Fields, or such other mutually agreed information between Seller and Purchaser.

1.17 ***Mortgage Loan Schedule Data Fields***: The schedule of data fields with respect to each Mortgage Loan, as set forth on **Exhibit E**.

1.18 ***Mortgage Note or Note***: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.

1.19 ***Mortgaged Property***: The Mortgagor's real property (or leasehold estate, if applicable) securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, a leasehold estate, in a single parcel or multiple contiguous parcels of real property improved by a residential dwelling.

1.20 ***Mortgagor***: The obligor on the related Mortgage Note.

1.21 ***Person:*** Any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

1.22 ***Purchase Price***: With respect to each Mortgage Loan Package, the price paid on the related Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 3.1 of this Agreement.

1.23 ***Purchase Price Percentage***: With respect to each Mortgage Loan included in a Mortgage Loan Package, the related percentage of par set forth in Schedule 1 to the related Bill of Sale that is used to calculate the related Purchase Price.

1.24 ***Repurchase Price***: With respect to any Mortgage Loan, a price equal to the product of the related Purchase Price Percentage and the unpaid principal balance of such Mortgage Loan as of such date of determination plus any

protective advances paid by the Purchaser between Closing Date and Repurchase, and any costs incurred by Purchaser to collect payments during that period .

1.25 ***Servicer***: Beltway Capital Management, LLC, unless otherwise identified by Seller and disclosed to Purchaser in writing before each applicable Closing Date.

1.26 ***Servicing Rights***: Any and all of the following: (a) any and all rights to administer and service the Mortgage Loans; (b) any payments to or monies received by Servicer for servicing the Mortgage Loans; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Servicer thereunder; (e) payments applied towards the Escrow Balance or other similar payments with respect to the Mortgage Loans and any amounts actually collected by Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this definition; (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans and (h) all rights, powers and privileges incident to any of the foregoing.

1.27 ***Transaction Documents***: This Agreement, any applicable annexes to this Agreement, all Bills of Sale executed pursuant to this Agreement, any other documents or instruments relating to any such documents executed by a Seller, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

Section 2. Agreement to Purchase; Loan Schedule.

2.1 On the related Closing Date, Seller agrees to sell, and Purchaser agrees to purchase, on the terms and conditions stated herein, certain Mortgage Loans (including the Servicing Rights thereto) having an aggregate outstanding principal balance as of the Cut-Off Date as set forth in Schedule 1 to the related Bill of Sale (the "***Cut-Off Date Principal Balance***"), or in such other amount as agreed by Purchaser and Seller in writing.

2.2 Seller and Purchaser hereby agree that the Mortgage Loans to be purchased under this Agreement on the related Closing Date shall be the Mortgage Loans identified in the Mortgage Loan Schedule attached as Schedule 1 to the related Bill of Sale. Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to Purchaser at least two (2) Business Days prior to the related Closing Date.

Section 3. Purchase Price; Payments; Delivery of Mortgage Files.

3.1 On the related Closing Date, unless otherwise set forth in the related Bill of Sale, the purchase price for each Mortgage Loan (the "***Purchase Price***") shall be an amount equal to the sum of the product of (A) the Purchase Price Percentage and (B) the Cut-Off Date Principal Balance.

3.2 Purchaser shall be entitled to payments of principal and interest on and after the related Cut-Off Date (regardless of when due), and Seller agrees that it will, as applicable, transfer such amounts received by Seller (or their affiliates) to Purchaser within two (2) Business Days after receipt thereof. Principal prepayments received by Seller after the Cut-Off Date and before the related Closing Date shall belong to Seller only to the extent that such principal prepayment was included in the calculation of the Cut-Off Date Principal Balance and excluded from the Purchase Price.

3.3 At least two (2) Business Days prior to the related Closing Date, Seller shall deliver, or cause to be delivered, or otherwise make available to Purchaser or its designee in escrow or online, for examination with respect to each Mortgage Loan to be purchased, the respective Mortgage Loan Documents in hard copy or in digital format, and the servicing files (including, without limitation, any related Mortgagor's payment history (if applicable), pertaining to each Mortgage Loan, online or at such location as shall be acceptable to Purchaser.

3.4 Upon each Closing Date, Seller shall deliver, or cause to be delivered, to the Purchaser or its designee all relevant Mortgage Loan Documents. Seller shall pay all costs associated with the shipment of the Mortgage Loan Documents to the Purchaser or its designee. Upon the payment of the Purchase Price on the related Closing Date, Seller shall promptly release the Mortgage Loan Documents in accordance with the Bailee Agreement (if one was executed) or shall otherwise promptly cause its custodian to release the Mortgage Loan Documents to Purchaser, and the ownership of each Mortgage Note, Mortgage and each related Mortgage File shall immediately vest in Purchaser.

3.5 With respect to any Mortgage Loan Document which is identified as being missing or defective either: (i) on **Exhibit B** to Schedule 1 to the related Bill of Sale or (ii) within 2 Business Days of Purchaser's receipt of the original Mortgage Loan Documents (each, a "***Document Deficiency***"), in the event that the Sellers are not able to cure any material Document Deficiency within forty-five (45) days following the related Closing Date (the "***Document Deficiency Cure Period***"), the Seller shall be obligated to repurchase the affected Mortgage Loan from the Purchaser at the related Repurchase Price on the Repurchase Date immediately following the expiration of the Cure Period. With respect to each Mortgage Loan, the Seller shall deliver to the Purchaser or its designee the final Assignment of Mortgage and endorsement, which shall be, in each case, signed by the Seller or an affiliate, no later than 30 days after the related Closing Date. In the event that a Seller fails to deliver the foregoing Assignment of Mortgage and endorsement within the time period noted in the immediately preceding sentence, such Seller shall be obligated to repurchase the affected Mortgage Loan from the Purchaser at the related Repurchase Price within five (5) Business Days after the expiration of the time period noted in the immediately preceding sentence. Any repurchases described in this Section 3.5 shall be effected in accordance with the procedures specified in Section 9.

3.6 Purchaser shall pay all initial recording fees, if any, for each Assignment of Mortgage.

3.7 Upon the sale of a Mortgage Loan, the ownership of such Mortgage Loan, including the Note, the Mortgage together with all of the Seller's right, title and interest in and to any and all other Mortgage Loan Documents related to the Mortgage Loan shall be vested in Purchaser.

Section 4. Pre-Closing Defaults. In the event that the purchase and sale of the Mortgage Loans on the related Mortgage Loan Schedule do not occur on the expected Closing Date by reason of the default of Seller (including the breach of any representation or warranty set forth in Section 6 herein or the failure to observe any covenant), Purchaser may elect to terminate such transaction in writing.

Section 5. Closing. The purchase and sale of the Mortgage Loans on the related Mortgage Loan Schedule shall close on the related Closing Date. Purchaser's obligation to purchase and Seller's obligation to sell the Mortgage Loans shall be subject to each of the following conditions:

5.1 With respect to Purchaser's obligations to close: (i) all representations and warranties by Seller under this Agreement shall be true and correct in all material respects as of the related Closing Date; (ii) Purchaser shall have received and inspected a copy of the Mortgage File for each of the Mortgage Loans; (iii) Purchaser shall have received the Mortgage Loan Schedule; (iv) the parties shall have received fully executed copies of the related Bill of Sale; (v) the Purchaser shall have completed its (or its designee's) due diligence review and examination of the Mortgage Loan Documents to its satisfaction and (vi) all other terms and conditions of this Agreement to be performed by Seller by the Closing Date shall have been performed and complied with in all material respects.

5.2 With respect to Seller's obligations to close: (i) all representations and warranties by Purchaser under this Agreement shall be true and correct in all material respects as of the related Closing Date; (ii) the parties shall have received fully executed copies of the related Bill of Sale; (iii) all other terms and conditions of this Agreement to be performed by Purchaser by the related Closing Date shall have been performed and complied with in all material respects; and (iv) subject to the satisfaction (or written waiver) of the foregoing conditions, Purchaser shall pay to the appropriate Seller on the related Closing Date the Purchase Price, by wire transfer of immediately available funds to the account designated in writing by the Seller.

Section 6. Representations, Warranties and Covenants of Seller. Seller represents and warrants to, and covenants with Purchaser that, as of each related Closing Date:

6.1 It (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and registration, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Seller or on the ability of the Seller to perform its obligations under this Agreement; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a material adverse effect on the business, operations or financial condition of the Seller or on the ability of the Seller to perform its obligations under this Agreement.

6.2 Neither the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and such other documents and agreements will:

(a) result in the breach of any material term or provision of its organizational documents,

(b) breach, conflict with or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other instrument to which it or its property is subject,

(c) result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject, or

(d) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement.

6.3 Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Seller under this Agreement have been duly authorized by all necessary corporate or other action on its part; and this Agreement has been duly and validly executed and delivered by each Seller, and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

6.4 There is no action, suit, proceeding or investigation active, pending or, to its knowledge, threatened against it which, either in any one instance or in the aggregate, is likely to (i) result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of it to carry on its business substantially as now conducted, or in any material liability on the part of it, or (ii) prohibit it from entering into this Agreement or seek to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (iii) otherwise draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of it contemplated herein, or which would be likely to prohibit or impair materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement.

6.5 No other consent, approval, authorization or order of any court or government agency or body or other party is required for the execution, delivery and performance by it of this Agreement or compliance with each of the material terms and conditions of this Agreement, including, without limitation, the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, except for consents, approvals, authorizations and orders which have been obtained.

This Agreement and the other documents and agreements contemplated hereby are the legal, valid and binding obligations of the Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

Section 7. Representations, Warranties and Covenants of Purchaser. Purchaser represents and warrants to, and covenants with each Seller that as of each related Closing Date:

7.1 It is duly organized, validly existing and in good standing under the laws of the state of its formation and has the full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement. It has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. It has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where each Mortgaged Property is located if the laws of any such state require licensing or qualification in order to conduct business of the type conducted by it, and in any event it is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement. No such licenses or approvals obtained by it, if any, have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation. This Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

7.2 Neither the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, the consummation of the transactions contemplated, nor the fulfillment of or compliance with the terms and conditions of this Agreement and such other documents and agreements will:

(a) result in the breach of any material term or provision of its organizational documents,

(b) conflict with or result in the acceleration of any obligation under, any material agreement or other instrument to which it is subject, or

(c) result in the violation of any law, rule, regulation, order, judgment or decree to which it is subject,

which breach, conflict, acceleration or violation would have a material adverse effect on its ability to perform its obligations under this Agreement.

7.3 There is no action, suit, proceeding or investigation active, pending or, to its knowledge, threatened against it which, either in any one instance or in the aggregate, is likely to (i) result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of it to carry on its business substantially as now conducted, or in any material liability on the part of it, or (ii) prohibit it from entering into this Agreement or seek to prevent the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (iii) otherwise draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of it contemplated herein, or which would be likely to prohibit or impair materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement.

7.4 No other consent, approval, authorization or order of any court or government agency or body or other party is required for the execution, delivery and performance by it of this Agreement or compliance with each of the material terms and conditions of this Agreement, including, without limitation, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, except for consents, approvals, authorizations and orders which have been obtained.

7.5 Purchaser is a sophisticated mortgage loan investor, that it has had opportunity and has been permitted to conduct due diligence as to the Mortgage Loans, and that its decision to purchase the Mortgage Loans is based upon

its own independent evaluation of the Mortgage Loans and the Mortgaged Properties and other materials deemed relevant by Purchaser. In entering into this Agreement, except as otherwise expressly provided in this Agreement, Purchaser has not relied upon any oral or written information from the Seller, or any of their employees, affiliates, agents or representatives. Purchaser further acknowledges that, other than as set forth in this Agreement, Purchaser has not relied upon, any statements or representations with respect to the Mortgage Loans. Without limiting the foregoing, Purchaser acknowledges that, except as expressly set forth in Section 8, Seller has not made any representations or warranties as to the Mortgage Loans.

Section 8. Representations, Warranties and Covenants as to Individual Loans. Seller hereby makes each of the following representations and warranties with respect to each Mortgage Loan as of the related Closing Date:

8.1 Mortgage File. Except as set forth in the relevant Bill of Sale, all documents required to be delivered as part of the Mortgage File are accurate and complete in all material respects.

8.2 Ownership. Immediately prior to the transfer and assignment contemplated hereunder and the related Bill of Sale, the applicable Seller was the sole owner of each Mortgage Loan, and it has good and marketable title to such Mortgage Loan free and clear of any liens or security interest that are not being released on the relevant Closing Date and has full right and authority to sell and assign the same.

8.3 Mortgage Loan Schedule. The information set forth in the Mortgage Loan Schedule is true, complete and correct in all material respects as of the related Cut-Off Date.

8.4 Enforceability of Mortgage Loan Documents. The Mortgage Note and the Mortgage Loan Documents, and any modification agreement thereof, are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms.

8.5 Validity of Mortgage. To Seller's knowledge, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on all of the Mortgaged Property, including all improvements on the Mortgaged Property, if any, subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

8.6 No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission.

8.7 Real Estate Taxes. All real estate taxes related to each Mortgaged Property are paid through the most current cycle and are not due and owing and there are no delinquent taxes due or any outstanding tax liens.

8.8 Hazard Insurance. To Seller's knowledge, all buildings or other improvements upon the related Mortgaged Property are insured against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located. Such insurance may be in the form of a "force placed" policy which may be terminated at the time of servicing transfer.

8.9 No Waiver. Seller has not waived any default, breach, violation or event of acceleration under the Mortgage Loan Documents.

Section 9. Repurchase. If within ninety (90) days of the Closing Date either the Seller or Purchaser discover a breach of any representation or warranty contained in Section 8 herein and said breach materially and adversely affects the value of the applicable Mortgage Loans and / or the interests of Purchaser in such Mortgage Loans (a "***Breach***"), the party discovering such Breach shall give prompt written notice to the other party hereto. Seller shall then have ninety (90) days from receipt or providing of notice of the Breach to cure any such Breach, prior to being

required to repurchase the affected Mortgage Loans. If a Breach is not cured by Seller within the timelines provided in this Section, then the affected Mortgage Loan shall be repurchased by the Seller of such Mortgage Loan on the Applicable Repurchase Date at the Repurchase Price;_it being the intent of the Parties hereto that no Breach notifications or any obligations related thereto shall occur on or after the ninety-first (91) day following the Closing Date.

Upon completion of such repurchase by the Seller (or its affiliate) of such Mortgage Loan, Purchaser and such Seller (or its affiliate) shall arrange for the reassignment of the repurchased Mortgage Loan to such Seller (or its affiliate) and the delivery to such Seller (or its affiliate) of any documents held by Purchaser or its custodian relating to the repurchased Mortgage Loan, including, but not limited to the Mortgage Loan Documents. In the case of any lien for which an assignment from such Seller (or its affiliate) to Purchaser has been recorded prior to repurchase, Purchaser shall immediately and concurrently with the repurchase provide an executed assignment from Purchaser to such Seller (or its affiliate) in recordable form. Seller agrees to pay any necessary recording costs in connection with recording such reassignment.

It is understood and agreed that the obligations of the Seller set forth in this Section 9 to cure or repurchase a defective Mortgage Loan shall constitute the sole remedies of Purchaser respecting a breach of the representations and warranties in Section 8 of this Agreement. In no event shall any breach of a representation or warranty by Seller be deemed to constitute, or be used as evidence of, bad faith, misconduct or fraud. For the avoidance of doubt, all of Seller's representations and warranties set forth in this Agreement shall survive the closing of the transactions contemplated herein.

Section 10. Servicing. Seller shall release all Servicing Rights to the Mortgage Loans, pursuant to the Interim Servicing Agreement between Purchaser and Beltway Capital Management, LLC.

Section 11. Indemnification.

11.1 Seller shall indemnify and hold harmless Purchaser against losses, damages, penalties, fines, claims, forfeitures, lawsuits, court costs, reasonable attorney's fees, judgments, and any other actual costs, fees, and expenses (collectively, "***Losses***") arising directly from Seller's breach of any warranty, representation or covenant contained in or made pursuant to Section 6 of this Agreement by Seller or any of their respective agents, employees, representatives, officers or designees.

11.2 The Purchaser shall indemnify and hold harmless Seller against all Losses arising directly from Purchaser's breach of any warranty, representation or covenant contained in or made pursuant to Section 7 of this Agreement by Purchaser or any of their respective agents, employees, representatives, officers or designees.

Section 12. Costs. Each party will pay the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement. Seller shall be responsible for the preparation and delivery to Purchaser of all Assignments of Mortgage in blank from Seller. Purchaser shall be responsible for the costs and expenses in connection with recording any Assignments of Mortgage. Each party shall pay any fees or commissions due to a broker or anyone else who might be entitled to any such fee or commission in connection with the transactions contemplated herein which has been engaged by such party.

Section 13. Notices. All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed by registered or certified mail, return receipt requested or by overnight delivery service, addressed to the appropriate party hereto at the addresses set forth below or (ii) transmitted by electronic mail or facsimile transmission with acknowledgment, to the appropriate party hereto at the address or facsimile number provided by the other party to this Agreement.

(i) If to Purchaser:
McCormick 101, LLC
c/o Beltway Capital Management, LLC
11350 McCormick Road, Suite 902

Executive Plaza II
Hunt Valley, MD 21031
Attention: Robert Brown
Email: robrown@beltwaycapital.com
Telephone No.: 410-403-2061

(ii) If to Seller:
LANDA FINANCING LLC
Attention:Yishai Cohen
Email: y@landa.app]
Telephone No.: 646-905-0931
Facsimile No. : [_____________]

E-mail: legal@landa.app
Telephone No.: 646-905-0931

Any such demand, notice or communication shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced by the date noted on the return receipt or overnight delivery receipt or other evidence of receipt).

Section 14. Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

Section 15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile, except for the Assignment and any other instrument intended to be recorded. The parties intend that faxed signatures and electronically imaged signatures on instruments signed by the parties such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 16. Governing Law; Venue; Waiver of Jury Trial; Judicial Reference; Mutual Release and Waivers

16.1 Governing Law; Venue. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware without giving effect to such state's choice of law principles. Purchaser and Seller each agree that: (i) all actions or proceedings relating directly or indirectly hereto shall be litigated in courts located within the State of Delaware the exclusive venue therefor shall be the State and Federal Courts located in Wilmington, Delaware____________________; (ii) consent to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights such party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding

16.2 Waiver of Jury Trial. PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER

BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF BUYER AND SELLER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.3 RESERVED.

16.4 Mutual Release and Waivers. Except for obligations specifically set forth in this Agreement, the Seller and Purchaser each hereby do for themselves and their respective, past and present members, officers, directors, shareholders, employees, family members, spouses, heirs, predecessors, successors in interest, attorneys (both current and former), agents, assigns, subsidiaries, parent companies, affiliates, accountants, representatives, trustees and alter egos, hereby fully and forever release and discharge each other and all other parties to this Agreement, and each of their respective, past and present members, officers, directors, shareholders, employees, family members, spouses, heirs, predecessors, successors in interest, attorneys (both current and former), agents, assigns, subsidiaries, parent companies, affiliates, accountants, representatives, trustees and alter egos from any and all claims, liabilities, actions, causes of action, demands, rights, damages, costs, attorneys fees, court costs, expenses, and compensation arising out of or related in any way to the Mortgage Loans.

The Seller and the Purchaser each specifically agree that the release herein is a full, specific release of all known or unknown claims relating to the Mortgage Loans, or which could have been raised. The Seller and the Purchaser each agree and acknowledge that they, or any of them, may hereafter discover facts different from or in addition to those they now know or believe to be true with respect to the matters released herein, and the Seller and the Purchaser each specifically agree that all of the terms of this release shall be and will remain effective in all respects, regardless of such different or additional facts which may be learned.

Section 17. Further Assurances. Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

Section 18. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and the respective successors and assigns of Seller and Purchaser. This Agreement may not be assigned by either party, in whole or part, without the prior written consent of the other party hereto, which consent shall be granted or withheld in such party’s reasonable discretion.

Section 19. Amendments. Neither this Agreement, nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the Seller and Purchaser.

Section 20. Interpretation. For all purposes of this Agreement, initially capitalized terms used herein have the meanings ascribed hereto in this Agreement. Except as expressly otherwise provided herein or unless the context otherwise requires, for purposes of this Agreement the words “herein,” “hereto,” “hereof” and “hereunder” and other words of similar effect shall refer to this Agreement as a whole and not to any particular provisions.

Section 21. Confidential Information. The parties hereto shall keep confidential and shall not divulge to any party, without the other party’s prior written consent, the price paid by Purchaser for the Mortgage Loans, except to the extent that it is appropriate for the related party to do so in working with legal counsel, auditors, investors, financing sources, taxing authorities and/or other governmental agencies or required by law or regulations. Each of the parties shall, with respect to all Mortgage Loans, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “***GLBA***”) and any applicable state and local privacy laws pursuant to the GLBA for financial institutions and applicable state and local privacy laws.

Section 22. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 23. Sale Treatment; Grant of Security Interest. It is intended that the conveyance of each Seller's right, title and interest in and to the Mortgage Loans and other property conveyed pursuant to this Agreement on the related Closing Date shall constitute, and shall be construed as, a sale of such property and not a grant of a security interest to secure a loan. The sale of each Mortgage Loan shall be reflected as a sale on Seller's business records, tax returns and financial statements.

Section 24. Third Party Beneficiaries. This Agreement is made for the benefit of the parties hereto, and no other person or entity (other than the respective successors and permitted assigns of the parties) shall have any rights of any nature hereunder or by reason hereof or be bound hereby.

Section 25. Bill of Sale Incorporated. The terms and conditions set forth in the related Bill of Sale between the Purchaser and the Seller with respect to each Closing Date shall be incorporated herein. With respect to the sale and purchase of the Mortgage Loan or pool of Mortgage Loans on each Closing Date, in the event of any conflict between the terms of this Agreement and the related Bill of Sale, the related Bill of Sale shall control with respect to such Mortgage Loan or pool of Mortgage Loans.

1.

2. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser caused their names to be signed hereto by their respective authorized officers as of the date first above written.

Landa Financing LLC,
as Joining Seller:

By: Yishai Cohen
Its: CEO, Landa Holdings, Inc.

By: Yishai Cohen
Name: Yishai Cohen
Title: CEO, Landa Holdings Inc.,
Manager of Landa Management LLC,
Manager of Landa Financing LLC

____
as Joining Seller

By:
Its:

By:______________________________
Name:
Title:

____
as Existing Seller:

By:______________________________
Name:
Title:

McCormick 101, LLC,
as Purchaser:

By: ______________________
Name: Robert Brown
Title: Vice President

SCHEDULE 1

Principal	Borrower	Origination	Maturity	Interest Rate
$132,972	Landa App LLC - 157 A WELLS ROAD JENKINSBURG GEORGIA LLC	2023-07-17	2025-07-17	SOFR+ 350
$131,075	Landa App LLC - 8697 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2024-03-15	2026-03-14	SOFR+ 350
$117,293	Landa App LLC - 843 TRAMORE DRIVE STOCKBRIDGE GEORGIA LLC	2023-10-26	2025-10-26	SOFR+ 350
$89,133	Landa App LLC - 8691 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-11-29	2025-11-29	SOFR+ 350
$119,269	Landa App LLC - 107 Oakwood Circle Griffin GA LLC	2023-06-08	2025-06-09	SOFR+ 350
$82,042	Landa App LLC - 8667 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-12-19	2025-12-19	SOFR+ 350

EXHIBIT A

FORM OF BILL OF SALE

BILL OF SALE, dated October 25, 2024 from **Landa Financing LLC** (the "Seller"), to McCormick 101, LLC (the "***Purchaser***").

WHEREAS, pursuant to the Master Loan Sale Agreement dated October 25, 2024 by and between Seller, and Purchaser (the "***Agreement***"), Seller agreed to grant, sell, assign, convey, transfer and deliver to Purchaser, without recourse except as set forth in the Agreement, the loan(s) designated by Purchaser and identified on the loan schedule attached as Schedule 1 hereto (the "***Mortgage Loans***"), on a servicing-released basis, subject to the terms set forth herein and in the Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, intending to be legally bound hereby, Seller by these presents does hereby sell, convey, transfer, assign, set over to, and vest in, the Purchaser, its heirs, administrators, representatives, successors and assigns, without recourse, but subject to the terms of this Bill of Sale and the Agreement, all of Seller's right, title and interest, legal or equitable, in, to and under the Mortgage Loans.

The information regarding the Mortgage Loans set forth on **Exhibit A** to Schedule 1 attached hereto is made a part hereof and is an integral part of this Bill of Sale.

Exhibit B to Schedule 1 attached hereto is made a part hereof and is an integral part of this Bill of Sale.

In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Agreement and this Bill of Sale, the terms of this Bill of Sale shall control.

[SIGNATURE PAGE FOLLOWS]

Schedule 1

Loan Schedule

Total Number of Loans: 6

Purchase Price Percentage: 90%

Cut-off Date: September 10, 2024

Cut-Off Date Principal Balance: September 10, 2024

Principal Proceeds: $604,605.60

Total Proceeds: $604,605.60

Modifications to the Agreement.

Exhibit A to Schedule 1 to Bill of Sale

Mortgage Loan Schedule

Principal	Borrower	Origination	Maturity	Interest Rate
$132,972	Landa App LLC - 157 A WELLS ROAD JENKINSBURG GEORGIA LLC	2023-07-17	2025-07-17	SOFR+ 350
$131,075	Landa App LLC - 8697 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2024-03-15	2026-03-14	SOFR+ 350
$117,293	Landa App LLC - 843 TRAMORE DRIVE STOCKBRIDGE GEORGIA LLC	2023-10-26	2025-10-26	SOFR+ 350
$89,133	Landa App LLC - 8691 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-11-29	2025-11-29	SOFR+ 350
$119,269	Landa App LLC - 107 Oakwood Circle Griffin GA LLC	2023-06-08	2025-06-09	SOFR+ 350
$82,042	Landa App LLC - 8667 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-12-19	2025-12-19	SOFR+ 350

Exhibit B to Schedule 1 to Bill of Sale

Collateral Exception Report

EXHIBIT B

FORM OF ASSIGNMENT

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

____
____

SPACE ABOVE THIS LINE FOR RECORDER'S USE

ASSIGNMENT OF «ORIGINATOR_DOCTYPE»

For value received, the undersigned hereby grants, assigns and transfers to

«ASSIGNEE»

all beneficial interest under that certain «Originator_DocType» dated «Originator_Dated» executed by «Originator_BorrowerName», Borrower(s), to «Originator», as Originating Lender, recorded on «Originator_RecordedDt» as «Originator_RecordingInfo» of Official Records in the office of the County Recorder of «County» County, State of «State» (hereinafter, the "«Originator_DocType»"), together with the Promissory Note secured by said «Originator_DocType» and also all rights accrued or to accrue under said «Originator_DocType» and Promissory Note.

Property Address:

Dated : _______________

«ASSIGNOR»

____

By: ____________________, Authorized Agent

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of _____________) ss
County of _____________)

On , before me, ____________, Notary Public, personally appeared ______________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is /are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ___________________________ (Seal)

EXHIBIT C

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items:

1. Note. The original Note, bearing all intervening endorsements, endorsed, "Pay to the order of Purchaser", or appropriate allonge, signed by an authorized officer of the appropriate Seller or an affiliate thereof, or a copy of the Note together with a lost note affidavit.

2. Mortgage. With respect to each Mortgage Loan, the original Mortgage, with evidence of recording thereon; provided, that (a) if the original Mortgage has been delivered for recording to the public recording office of the jurisdiction in which the Property is located but has not yet been returned to appropriate Seller by such recording office, each Seller shall, (i) provide to Purchaser a conformed copy of the Mortgage, and (ii) when the original Mortgage becomes available, promptly deliver to Purchaser the original of such Mortgage, with evidence of recording thereon, and (b) if such Mortgage has been lost or if such public recording office retains the original recorded mortgage, Seller shall deliver or cause to be delivered to Purchaser a photocopy of such Mortgage with the recording information included on such copy.

3. Assignment of Mortgage. With respect to each Mortgage Loan, the original Assignment of Mortgage in blank, signed by an authorized officer of the Seller or an affiliate thereof, which assignment shall be in form and substance acceptable for recording, subject to receipt of all countersignatures and notarizations required of Purchaser.

4. Intervening Assignments. With respect to each Mortgage Loan, originals of all intervening Assignments of Mortgage, with evidence of recording thereon, evidencing a complete chain of assignment from the originator; provided, that (a) if any original intervening Assignment of Mortgage has been delivered for recording to the appropriate public recording office of the jurisdiction in which the Property is located but has not yet been returned to the appropriate Seller by such recording office, the appropriate Seller shall (i) provide to Purchaser a conformed copy of such Assignment of Mortgage and when the original intervening Assignment of Mortgage becomes available, deliver to Purchaser the original of the same, with evidence of recording thereon, and (b) if such intervening Assignment of Mortgage has been lost or if such public recording office retains the original recorded intervening Assignment of Mortgage, Seller shall deliver or cause to be delivered to Purchaser a certified photocopy of such intervening Assignment of Mortgage with the recording information included on such copy.

5. Title Policy. A final Title Policy issued in connection with the Mortgage Loan, or if such Title Policy has been lost, a photocopy of such Title Policy. To the extent the Title Policy is not yet available, a preliminary Title Policy issued in connection with the Mortgage Loan, together with title instructions given to the respective title company describing in detail the final Title Policy to be provided to Purchaser.

6. Additional Documents. Originals or copies of all assumption, extension, release, and modification agreements executed in connection with the Mortgage Loan, with evidence of recording thereon, if recording is legally necessary to comply with the representations and warranties contained in the Agreement.

7. Power of Attorney. If any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the appropriate Seller to be a true and correct copy of the original.

EXHIBIT D

[RESERVED]

EXHIBIT E

MORTGAGE LOAN SCHEDULE DATA FIELDS

Principal	Borrower	Origination	Maturity	Interest Rate
$132,972	Landa App LLC - 157 A WELLS ROAD JENKINSBURG GEORGIA LLC	2023-07-17	2025-07-17	SOFR+ 350
$131,075	Landa App LLC - 8697 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2024-03-15	2026-03-14	SOFR+ 350
$117,293	Landa App LLC - 843 TRAMORE DRIVE STOCKBRIDGE GEORGIA LLC	2023-10-26	2025-10-26	SOFR+ 350
$89,133	Landa App LLC - 8691 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-11-29	2025-11-29	SOFR+ 350
$119,269	Landa App LLC - 107 Oakwood Circle Griffin GA LLC	2023-06-08	2025-06-09	SOFR+ 350
$82,042	Landa App LLC - 8667 ASHLEY WAY DOUGLASVILLE GEORGIA LLC	2023-12-19	2025-12-19	SOFR+ 350